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                                                                       Exhibit 5


                                 March 22, 1996


The Standard Products Company
2401 South Gulley Road
Dearborn, Michigan 48124

Gentlemen:

     We have acted as counsel to The Standard Products Company, an Ohio corporation (the "Company"), in connection with the Company's Registration Statement on Form S-8 (the "Registration Statement") being filed under the Securities Act of 1933 (the "Act") relating to The Standard Products Company Collectively Bargained Savings and Retirement Plan (the "Plan") and up to 100,000 Common Shares, $1 par value (the "Common Shares") of the Company and interests in the Plan which may be offered and sold pursuant to the Plan.

     In connection with the foregoing, we have examined: (a) the Articles of Incorporation and Code of Regulations of the Company, (b) the Plans, and
(c) such records of the corporate proceedings of the Company and such other documents as we deemed necessary to render this opinion.

     Based on such examination, we are of the opinion that:

          1. The Company is a corporation duly organized and validly existing under the laws of the State of Ohio;

          2. The interests in the Plans, when offered to plan participants in accordance with the terms of the Plans, will be legally issued; and

          3. The Common Shares when sold pursuant to the terms of the Plan will be legally issued, fully paid and nonassessable.

          We hereby consent to the filing of this Opinion as Exhibit 5 to the Registration Statement and the reference to our firm in Item 5 of Part II of the Registration Statement.

                              Very truly yours,



                          /s/ Baker & Hostetler